FORM 8-K
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                              _______________


             CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


                   Date of  Report:   September 28, 1996


                       SCOTIA PACIFIC HOLDING COMPANY
           (Exact name of Registrant as Specified in its Charter)



                                  DELAWARE
               (State or other jurisdiction of incorporation)



                                  33-55538
                          (Commission File Number)



                                 74-2652575
                  (I.R.S. Employer Identification Number)




         P.O. BOX 712                           95565
  125 MAIN STREET, 2ND FLOOR                 (Zip Code)
      SCOTIA, CALIFORNIA
     (Address of Principal
      Executive Offices)



     Registrant's telephone number, including area code: (707) 764-2330

ITEM 5.   OTHER EVENTS

     On September 28, 1996, MAXXAM Inc. ("MAXXAM") and its principal forest products subsidiary, The Pacific Lumber Company (the Registrant's parent), on behalf of itself, its subsidiaries and its affiliates ("Pacific Lumber," and together with MAXXAM, the "Pacific Lumber Parties"), entered into an agreement which provides the framework for the acquisition by the United States of America ("United States") and the State of California ("California") of certain timberlands of Pacific Lumber and the Registrant (the "Agreement"). A copy of the Agreement is attached hereto as Exhibit 10.1.

          The Agreement requires the parties to use their respective best, good faith efforts to achieve certain items (the "Specified Items"). The Specified Items include the transfer of approximately 5,600 acres of Pacific Lumber's timberlands to the United States and California, such timberlands consisting of the areas commonly referred to as the Headwaters Forest and the Elk Head Springs Forest and related buffer zones
(respectively, the "Headwaters Forest" and the "Elk Head Forest"). Included within the 5,600 acres are approximately 800 acres of the Registrant's timberlands (The Pacific Lumber Company having the exclusive right to harvest on approximately 300 of these acres). These timberlands would be transferred in exchange for (a) the Exchanged Elk River Property (as defined below), and (b) other property and consideration (including cash) from both the United States and California having an aggregate fair market value of $300 million. The Specified Items also include acquisition by the United States and California of approximately 9,600 acres of timberlands known as the Elk River Timber Company property (the "Elk River Property"), approximately
7,755 acres of which would be transferred to Pacific Lumber (the "Exchanged Elk River Property"). An additional Specified Item is the expedited development and submission by Pacific Lumber and processing (a) by the United States of an incidental take permit ("Permit") to be based upon a multi-species Habitat Conservation Plan ("HCP") covering Pacific Lumber's remaining timberlands and the timberlands and timber harvesting rights which Pacific Lumber will own as a result of the various transactions (the "Resulting Pacific Lumber Timber Property") as well as the Headwaters
Forest and the Elk Head Forest (both as conserved habitat) and (b) by California of a sustained yield plan ("SYP") covering the Resulting Pacific Lumber Timber Property. The Agreement contains various provisions regarding the processing of the HCP, the Permit and the SYP.

          The Specified Items also require, among other things, dismissal with prejudice at closing of the two "takings" cases pending against the United States and California. These cases are entitled Salmon Creek Corporation v. California State Board of Forestry, et al. and The Pacific Lumber Company et al. v. The United States of America (collectively, the "Litigation"). The Company is a party to the latter action. This action is further described in Part II. Item 1, "Legal Proceedings" of the Company's Quarterly Report on Form 10-Q for the quarterly reporting periods ended March 31, 1996 and June 30, 1996. The Agreement provides that the parties will file appropriate joint motions to stay the Litigation, subject to certain rights of the parties to terminate the stay.

          The Agreement provides that the Pacific Lumber Parties will not enter the Headwaters Forest or the Elk Head Forest to conduct logging operations, including salvage logging (the "Moratorium"). The Moratorium will, however, terminate if within ten months from the date of the Agreement the parties have not achieved the Specified Items to their respective satisfaction. In addition, as a condition to the continued effectiveness of the Moratorium, the United States and/or California must provide to Pacific Lumber, within 60 days of the date of the Agreement, a list of property interests owned or controlled by the United States and/or California meeting certain conditions, including that they have a good faith estimated fair market value equal to or in excess of $300 million (the "Presented Properties"). Should California and/or the United States fail to perform this obligation within 120 days from the date of the Agreement, the Moratorium terminates. If the Presented Properties list is furnished, the parties have a ten-day period of time in which to agree upon the procedures to be used for determining the fair market value of the Presented Properties. Pacific Lumber has an additional 30-day period of time (the "Evaluation Period") in which to evaluate the Presented Properties. The Moratorium terminates if the parties fail to agree upon such appraisal procedures by the end of the ten-day period or if at the end of the Evaluation Period Pacific Lumber has failed to identify $300 million in fair market value of Presented Properties that it finds acceptable.

          Closing of the Agreement is subject to various conditions, including (a) completion of the Specified Items, (b) approval of an HCP and SYP and issuance of the Permit, each in form and substance satisfactory to Pacific Lumber, (c) the issuance by the Internal Revenue Service and the California Franchise Tax Board of closing agreements in form and substance sought by and satisfactory to the Pacific Lumber Parties, (d) the absence of a judicial decision in any litigation brought by third parties that any party reasonably believes will significantly delay or impair the transactions described in the Agreement, and (e) approval by the boards of directors of the applicable Pacific Lumber Parties. The Agreement also provides that the parties will cooperate and act in good faith to preserve diligently the Agreement, the HCP, the Permit and the SYP against third party challenge.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          a.   Financial statements of business acquired.

               Not applicable.

          b.   Pro forma financial information.

               Not applicable.

          c.   Exhibits.

               10.1 Agreement dated September 28, 1996 between MAXXAM Inc.,
                    The Pacific Lumber Company, on behalf of itself, its subsidiaries and its affiliates, the United States of America and the State of California






                                 SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           SCOTIA PACIFIC HOLDING COMPANY
                                                    (Registrant)



Date:  October 3, 1996                  By:      ANTHONY R. PIERNO
                                                 Anthony R. Pierno
                                         Vice President and General Counsel